As filed with the Securities and Exchange Commission on March 20, 2025
Registration No. 333-258340

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)

Delaware	3620	82-2726724
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

599 S. Schmidt Road
Bolingbrook, IL 60440
(Address of Principal Executive Offices, including Zip Code)
John Zavoli
Hyzon Motors Inc.
599 South Schmidt Road
Bolingbrook, IL 60440
(585) 484-9337
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Paul D. Broude
Garrett F. Bishop
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202
(414) 319-7024

Approximate date of commencement of proposed sale to the public: Not Applicable. This Post-Effective Amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) filed by Hyzon Motors Inc. (the “Registrant”), with the Securities and Exchange Commission (the “SEC”), relates to the Registration Statement on Form S-1 (No. 333-258340), filed with the SEC by the Registrant on July 30, 2021, pertaining to the registration of 77,272,414 shares of Class A Common Stock of the Registrant, par value $0.0001 per share, 19,300,751 shares of Class A Common Stock, par value $0.0001 per share underlying warrants and 8,014,500 private placement warrants to purchase shares of Class A Common Stock. (the “Registration Statement”).
As previously disclosed in a Form 8-K filed with the Commission on December 20, 2024, on December 19, 2024, the board of directors of the Registrant approved (i) the transfer of all or substantially all of the Company’s assets through an assignment for the benefit of creditors, and (ii) the liquidation and dissolution of the Registrant pursuant to a plan of dissolution, subject to the approval of the Registrant’s stockholders. In connection with the foregoing, the Registrant has determined to terminate the offerings of the securities under the Registration Statement. Accordingly, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to remove from registration any and all of the securities that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bolingbrook, State of Illinois, on March 20, 2025. Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.

HYZON MOTORS INC.

By:	/s/ John Zavoli
John Zavoli
General Counsel & Chief Legal Officer